Filed pursuant to Rule 433

Registration Nos. 333-205844 and 333-205844-01

$976.85mm Hyundai Auto Receivables Trust (HART) 2016-A Prime Auto Loan

Jt-Leads: BofAML (struc), BNP, MUFG, SG

Co-Mgrs: BNY, HSBC, Lloyds, Mizuho, TD, USB

CL	$SIZE(MM)	MDYS/S&P	WAL	EXP	LGL	BENCH	SPREAD	YLD	CPN	$PRICE

A-1	219.000	P-1/A-1+	0.27	10/16	4/17/17			0.610		100.00000
A-2A	284.200	Aaa/AAA	1.23	3/18	6/17/19	EDSF	+35	1.220	1.21	99.99159
A-2B	100.000	Aaa/AAA	1.23	3/18	6/17/19	1ML	+37			100.00000
A-3	231.000	Aaa/AAA	2.52	6/19	9/15/20	ISWP	+52	1.573	1.56	99.98060
A-4	76.680	Aaa/AAA	3.48	1/20	5/16/22	ISWP	+56	1.740	1.73	99.98747
B	17.720	Aa2/AA+	3.90	4/20	5/16/22	ISWP	+125	2.482	2.46	99.96564
C	26.580	A2/A+	4.10	5/20	5/16/22	ISWP	+145	2.705	2.68	99.96172
D	21.670	Baa3/BBB+	4.13	5/20	12/15/22	*** Retained ***

BILL & DELIVER	:	BofAML	BBG TICKER	:	HART 2016-A
REGISTRATION	:	Public	EXPECTED RATINGS	:	Moody's/S&P
EXPECTED SETTLE	:	3/30/16	FIRST PAY DATE	:	4/15/16
ERISA ELIGIBLE	:	Yes	PXG SPEED	:	1.30% ABS

DENOMS	:	$1k/$1k
CUSIPS	:	A-1	44930UAA4
		A-2A	44930UAB2
		A-2B	44930UAC0
		A-3	44930UAD8
		A-4	44930UAE6
		B	44930UAF3
		C	44930UAG1

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322. The securities may not be suitable for all investors. Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.